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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated June 16, 1997, is between SynQuest, Inc. ("SynQuest") and Paul S. Bender ("Executive").

         The parties agree as follows:

         1. Employment. SynQuest hereby employs Executive and Executive hereby accepts employment subject to the terms and conditions of this Agreement. Executive will serve as President of Bender Consulting, Inc. and will have the duties, rights and responsibilities customarily associated with such position, as well as such other reasonable duties relating to the operation of the business of SynQuest and SynQuest's subsidiaries (including Bender Consulting, Inc. ("BCI")) as the Board of Directors of SynQuest (the "Board") may from time to time assign to Executive. Executive's official title will be "President of Bender Consulting, Inc., a member of the SynQuest family of companies" so long as BCI continues to exist as a separate corporate entity. If and when BCI no longer exists, then the parties will mutually agree on a new position and title for Executive. Executive will devote his full business time, skills and best efforts to rendering services on behalf of SynQuest and will exercise such care as is customarily required by employees undertaking similar duties for companies similar to SynQuest.

         2. Term of Employment. Executive's employment under this Agreement will commence on June 16, 1997, and will continue until June 30, 2000, unless Executive's employment is sooner terminated as provided in Section 5 below (the "Initial Term"). After the Initial Term, the term of employment under this Agreement will automatically be extended on the same terms and conditions contained in this Agreement for successive one (1) year periods ("Renewal Terms"), unless (i) either party gives the other written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current term, or (ii) sooner terminated as provided in Section 5 below (the Initial Term and the Renewal Terms are collectively referred to as a "Period of Employment").

         3.       Compensation; Expenses; Additional Employment Benefits

                  3.1. Salary. During the term of Executive's employment under this Agreement, SynQuest will pay Executive an annual base salary equal to $150,000 (the "Base Salary"), which will be payable to Executive in accordance with SynQuest's payroll procedures in effect with respect to other officers of SynQuest, less all applicable withholding taxes. The Base Salary will be reviewed annually by the Board and, based on the Board's review, the Base Salary may be increased (at the sole discretion of the Board).

                  3.2. Bonus. During the term of Executive's employment under this Agreement, Executive will be entitled to receive (if earned) an annual bonus ("Bonus") up to an


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amount equal to 100% of Executive's then-current Base Salary. The terms and conditions under which the Bonus will be earned (including corporate and individual goals and objectives upon which payment of the Bonus will be based) will be established annually in accordance with SynQuest's bonus plan for key executive personnel; provided, however, that Executive and SynQuest agree that for purposes of the fiscal year starting July 1, 1997 (the "1997 Fiscal Year"), Executive's bonus (the "1997 Fiscal Year Bonus") will be equal to the sum of
(i) twenty-five percent (25%) of amounts actually received by BCI or SynQuest with respect to Executive's billings for work provided by Executive to clients of either SynQuest or BCI during the 1997 Fiscal Year, plus (ii) five percent (5%) of the license fees actually received by BCI or SynQuest during the 1997 Fiscal Year for all worldwide sales of software owned by BCI on the date of this Agreement, as set forth in Attachment 1. The total amount of the 1997 Fiscal Year Bonus, however, may not exceed $150,000.

                  3.3. Executive Stock Option Plan. Executive will be eligible for consideration for grants of stock options in accordance with the terms and conditions of SynQuest's Stock Option Plan (or successor stock option plan adopted by SynQuest during the term of this Agreement). The decision as to whether to grant options under the plan to Executive (and, if so, how many) will be solely within the discretion of the Board, and such grants, if any, will be subject to any terms and conditions imposed thereon by the Board.

                  3.4. Reimbursement of Business Expenses. SynQuest will reimburse Executive for all reasonable business-related expenses incurred by Executive in the performance of his duties under this Agreement, provided that Executive presents vouchers for such expenses or other evidence thereof to SynQuest in accordance with SynQuest's general reimbursement policy in effect for SynQuest's executives.

                  3.5. Participation in Benefit Plans. Executive will be eligible to participate in SynQuest's existing benefit plans and any other compensation, welfare, insurance and other benefit plans as SynQuest may maintain from time to time for the benefit of SynQuest's key executive personnel, on the terms and subject to the conditions set forth in those plans. In addition to the normal disability coverages provided under SynQuest's benefit plans, SynQuest will use its good faith efforts to obtain disability coverage providing Executive with a total annual benefit of $250,000 through age 71, so long as the annual premium cost does not exceed $15,000. (If the annual premium cost to SynQuest exceeds $15,000, then the excess amount will be offset against Executive's earned Bonus).

                  3.6. Vacation. Executive will receive paid vacation each year during the term of Executive's employment in accordance with SynQuest's vacation policy then in effect.

                  3.7. Additional Benefits and Prerequisites. Executive will have additional benefits and prerequisites authorized from time to time for Executive in accordance with SynQuest's policies then in effect with respect to other SynQuest executives.

         4. Relocation of Executive. If BCI moves its headquarters from the Washington,


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D.C. metropolitan area, Executive hereby covenants that he will, if requested by the Board, (i) relocate his primary office to the city where BCI moves its headquarters; provided, however, that SynQuest already has an established office in the new location prior to the Board's request for Executive's relocation, (ii) conduct his day-to-day corporate business from the new location, and (iii) relocate his primary residence and his family to the new location within a reasonable period of time after BCI has completed its relocation; provided, however, that such period must not exceed twelve (12) months. Payment of Executive's relocation expenses incurred under this section will be made by SynQuest to Executive in accordance with SynQuest's relocation policy in effect.

         5. Termination of Employment. Executive's employment under this Agreement may be terminated upon the occurrence of any of the following events:

                  5.1.     Death. Executive's death (a "Death Termination
Event").

                  5.2. Disability. If the Board determines in good faith, based on medical evidence considered by the Board to be reliable and after giving Executive an opportunity to present evidence on his own behalf, that as a result of a medically determinable physical or mental impairment Executive has become substantially unable to perform his duties under this Agreement at the principal executive offices of BCI for any period of six (6) consecutive months, or nine (9) months in any twelve (12) month period, then Executive will be deemed to be disabled for the purposes of this Agreement and the Board may terminate Executive's employment under this Agreement (a "Disability Termination Event"). All determinations by the Board pursuant to this Section
5.2 will be final and binding upon Executive.

                  5.3. Termination for Cause. The Board may terminate Executive's employment under this Agreement for cause upon: (i) the determination by the Board that Executive has failed to perform his duties under this Agreement (other than as a result of Executive's incapacity due to physical or mental illness or injury), and such failure is a result of an intentional and/or extended neglect of Executive's duties under this Agreement;
(ii) conviction of Executive for a felony or any crime involving theft, fraud or moral turpitude; (iii) commission by Executive of any act involving dishonesty or fraud against SynQuest or SynQuest's subsidiaries, or which adversely affects SynQuest or SynQuest's subsidiaries; (iv) failure by Executive to comply with a reasonable written order of the Board; (v) a misrepresentation made willfully, recklessly or in bad faith by Executive to SynQuest's stockholders or the Board, which causes injury to SynQuest or SynQuest's subsidiaries or SynQuest's stockholders; or (vi) a material breach by Executive of his obligations under Sections 11 through 15 (a "Good Cause Termination Event").

                  5.4.     Termination Without Cause.

                           (a)      The Board may terminate Executive's
employment under this Agreement without cause at any time by delivering to Executive a Notice of Termination (as defined in Section 6 below).


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                           (b)      Executive may terminate his employment by
delivering to the Board a Notice of Termination, and such termination will be considered to be without cause if there occurs a material change in the position held by Executive or in the duties of Executive, without Executive's consent, such that Executive's position or duties are not comparable to Executive's position and duties prior to such material change (Both termination events described in Subsections (a) and (b) are referred to individually in this Agreement as a "No Cause Termination Event").

                  5.5. Voluntary Termination. Executive may voluntarily terminate his employment under this Agreement at any time by delivering to the Board a Notice of Termination as specified in Section 7(e) below (a "Voluntary Termination Event"); provided, however, if at the time of such voluntary termination by Executive, Executive could be terminated as a result of a Good Cause Termination Event, Executive will be deemed to have been terminated as a result of a Good Cause Termination Event instead of a Voluntary Termination Event.

         6. Notice of Termination. Any termination by the Board pursuant to Sections 5.2, 5.3 or 5.4(a) of this Agreement will be communicated to Executive by a Notice of Termination. Any termination by Executive pursuant to Sections 5.4(b) or 5.5 of this Agreement will be communicated by Notice of Termination to the Board. For purposes of this Agreement, a "Notice of Termination" means a notice that indicates the specific termination provision in this Agreement relied upon for such termination, and if delivered pursuant to Sections 5.2, 5.3 or 5.4(a) of this Agreement, sets forth the basis for termination of Executive's employment under the provisions indicated.

         7.       Date of Termination. "Date of Termination" means:

                           (c)      If Executive's employment is terminated as
a result of a Death Termination Event, the date of Executive's death;

                           (d)      If Executive's employment is terminated as
a result of a Disability Termination Event, thirty (30) days after Notice of Termination is given;

                           (e)      If Executive's employment is terminated by
the Board as a result of a Good Cause Termination Event or a No Cause Termination Event, the date the Notice of Termination is given (or such later date as may be specified by the Board in the Notice of Termination);

                           (f)      If Executive's employment is terminated by
Executive as a result of a No Cause Termination Event, the date the Notice of Termination is given; and

                           (g)      If Executive's employment is terminated as
a result of a Voluntary Termination Event, sixty (60) days after Notice of Termination is given (or such shorter period


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of time as the Board may specify in the Board's sole discretion after receiving
Executive's Notice of Termination).

         8.       Compensation upon Termination or During Disability.

                  8.1. No Further Obligation. Upon any termination of employment, SynQuest and SynQuest's subsidiaries will have no further obligation to Executive except to pay Executive (or Executive's estate in the case of Executive's death) the compensation and other benefits provided in this
Section 8. Amounts payable pursuant to this Section 8 are in lieu of any severance pay that would otherwise be payable to Executive upon termination of Executive's employment with SynQuest under SynQuest's severance pay policies.

                  8.2. Death. If Executive's employment is terminated as a result of a Death Termination Event, SynQuest will pay to Executive's estate any Base Salary and Bonus earned but unpaid and any other amounts due to Executive from SynQuest (whether pursuant to benefit plans or otherwise) through the date of Executive's death.

                  8.3. Disability. If Executive's employment is terminated as a result of a Disability Termination Event, Executive will continue to receive payment of any Base Salary and Bonus earned but unpaid and any other amounts due to Executive from SynQuest (whether pursuant to benefit plans or otherwise) through the Date of Termination. After payment of amounts set forth in this Section 8.3, Executive's compensation will be paid in accordance with SynQuest's long-term disability plans, if any, that may then be in effect with respect to Executive.

                  8.4. Good Cause. If Executive's employment is terminated as a result of a Good Cause Termination Event, Executive will receive payment of any Base Salary earned but unpaid and any other amounts due to Executive from SynQuest (whether pursuant to benefit plans or otherwise) through the Date of Termination.

                  8.5. Voluntary Termination. If Executive's employment is terminated as a result of a Voluntary Termination Event, Executive will receive payment of any Base Salary and Bonus earned but unpaid and any other amounts due to Executive from SynQuest (whether pursuant to benefit plans or otherwise) through the Date of Termination.

                  8.6. No Cause Termination. If Executive's employment is terminated as a result of a No Cause Termination Event, then SynQuest will pay Executive (i) within fifteen (15) days after the Date of Termination, any Base Salary and Bonus earned but unpaid and any other amounts due to Executive from SynQuest (whether pursuant to benefit plans or otherwise) through the Date of Termination, and (ii) two hundred percent (200%) of Executive's then-current Base Salary for the period beginning on the Date of Termination and ending on the later of (x) the second anniversary of the date of this Agreement or (y) the first anniversary of the Date of Termination. In addition, for a period of up to two (2) years following the later to occur of (i) the second anniversary of the date of this Agreement, or (ii) the first anniversary of the


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Date of Termination, SynQuest may, in its sole discretion, elect to pay
Executive an annual amount (the "Annual Payment") equal to two hundred percent (200%) of Executive's then-current Base Salary. The Annual Payment will be payable in equal monthly installments. During the period Executive receives the Annual Payment, Executive is prohibited from engaging in any SynQuest Activities (as described below in Section 15). The Annual Payment may be terminated by the Board upon (i) the date Executive accepts other employment (other than pursuant to Section 10.2), including, without limitation, employment as a full-time consultant in any enterprise, or (ii) at any time with six (6) months written notice to Executive.

         9. Employment Rights. Nothing in this Agreement confers on Executive any right to continue in the employ of SynQuest or SynQuest's subsidiaries, or to interfere in any way with the right of the Board to terminate Executive's employment at any time.

         10.      Scope of Duties.

                  10.1. Employment by SynQuest as Sole Occupation. Executive agrees to devote Executive's full business time, attention, skill, and effort exclusively to the performance of the duties that SynQuest may assign Executive from time to time. Executive may not engage in any business activities or render any services of a business, commercial, or professional nature for compensation for the benefit of anyone other than SynQuest, unless SynQuest consents in writing in advance, it being agreed that SynQuest will not withhold its consent to any activity which is not competitive with SynQuest's business and does not interfere with the performance by Executive of Executive's duties and obligations to SynQuest under this Agreement. It is the policy of SynQuest never to allow its personnel to work for any competitive enterprise during their employment, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved. This Agreement does not prohibit the investment of a reasonable part of Executive's assets in the stock of a company whose stock is traded on a national stock exchange.

                  10.2. Separate Company. Executive is entitled to create and own a company with a maximum of two (2) employees, which employees may only consist of Executive and Executive's spouse; provided, however, that any separate company so established by Executive (i) does not require substantial services from Executive and does not detract from, or interfere in any way with, the performance by Executive of his duties to SynQuest or its subsidiaries, and (ii) does not engage in any SynQuest Activities (as defined below in Section 15).

                  10.3. Noninterference With Third-Party Rights. SynQuest is employing Executive with the understanding that (i) Executive is free to enter into employment with SynQuest and (ii) only SynQuest is entitled to the benefit of Executive's work. SynQuest has no interest in using any other person's patents, copyrights, trade secrets, or trademarks in an unlawful manner. Executive should be careful not to misapply proprietary rights that SynQuest has no right to use.


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         11.      Ownership of Executive Developments.

                  11.1.    Ownership of Work Product.

                           (a)      SynQuest will own all Work Product (as
defined below in Section 11.1(e)). All Work Product will be considered work made for hire by Executive and owned by SynQuest.

                           (b)      If any of the Work Product may not, by
operation of law, be considered work made for hire by Executive for SynQuest, or if ownership of all right, title, and interest of the intellectual property rights therein may not otherwise vest exclusively in SynQuest, Executive agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below in Section 12.2), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to SynQuest, its successors and assigns.

                           (c)      SynQuest, its successors and assigns, will
have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available in the foregoing.

                           (d)      Executive agrees to perform, upon the
reasonable request of SynQuest, during or after Executive's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend SynQuest's ownership of the Work Product. When requested, Executive will:

                                    (1)      Execute, acknowledge, and deliver
                                             any requested affidavits and
                                             documents of assignment and
                                             conveyance with respect to any
                                             Work Product;

                                    (2)      Assist in the preparation,
                                             prosecution, procurement,
                                             maintenance and enforcement of
                                             copyrights and, if applicable,
                                             patents with respect to the Work
                                             Product in any countries;

                                    (3)      Provide testimony in connection
                                             with any proceeding affecting the
                                             right, title, or interest of
                                             SynQuest in any Work Product; and

                                    (4)      Perform any other acts deemed
                                             necessary or desirable to carry
                                             out the purposes of this
                                             Agreement.

                  SynQuest will reimburse all reasonable out-of-pocket expenses incurred by Executive at SynQuest's request in connection with the foregoing, including (unless Executive is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Executive's employment.


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                           (e)      For purposes hereof, "Work Product" means
all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, or other Work Product that relates to the business and interests of SynQuest and that Executive conceives, develops, or delivers to SynQuest at any time during the term of Executive's employment. "Work Product" does not include Executive's "Residual Knowledge." "Residual Knowledge" means prior or existing knowledge or skills obtained by Employee during the course of his employment, to the extent retained in Employee's human memory (and not in any other form, such as written form or electronic form, such as magnetic storage media). Residual Knowledge will not include any Trade Secrets or other proprietary information of SynQuest (or its subsidiaries or affiliates). Executive hereby irrevocably relinquishes for the benefit of SynQuest and its assigns, and hereby agrees to waive and never to assert, any moral rights in the Work Product recognized by applicable law.

                  11.2. Clearance Procedure for Proprietary Rights Not Claimed by SynQuest. If Executive ever wishes to create or develop, on Executive's own time and with Executive's own resources, anything that may be considered Work Product but as to which Executive believes Executive should be entitled to the personal benefit, Executive is required to follow the clearance procedure set forth in this Section 11.2 in order to ensure that SynQuest has no claim to the proprietary rights that may arise.

         Before Executive begins any development work on Executive's own time, Executive must give SynQuest advance written notice of Executive's plans and supply a description of the development under consideration. SynQuest will hold in confidence and not disclose any proprietary and confidential information contained in the description submitted by Executive. SynQuest will determine, in good faith, within thirty (30) days after Executive has fully disclosed Executive's plans to SynQuest, whether the development is claimed by SynQuest as Work Product. If SynQuest determines that it does not claim such development, Executive will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to SynQuest. Executive should submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of SynQuest.

         Clearance under this procedure does not relieve Executive of the need to obtain the written consent of SynQuest pursuant to Section 10.1 before engaging in business activities or rendering business, commercial, or professional services for the benefit of anyone other than SynQuest (subject to the provisions of Section 10.1). SynQuest thus reserves the right to exercise greater control over development work that Executive might consider doing for profit after hours, as opposed to mere hobby work pursued in Executive's spare time.

         12.      Confidentiality.

                  12.1. Consequences of Entrustment With Sensitive Information. Executive's position with SynQuest requires considerable responsibility and trust. Relying on Executive's


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ethical responsibility and undivided loyalty, SynQuest expects to entrust
Executive with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets (as defined in Section 12.2) and Confidential Information (as defined in Section 12.4). Executive is legally and ethically responsible for protecting and preserving SynQuest's proprietary rights for use only for SynQuest's benefit, and these responsibilities may impose unavoidable limitations on Executive's ability to pursue some kinds of business opportunities that might interest Executive during or after Executive's employment.

                  12.2. Trade Secrets Defined. For purposes of this Agreement, "Trade Secrets" means information, without regard to form, including, but not limited to, (i) technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans relating to or reflected in SynQuest's computer software products, or (ii) a list of actual or potential customers or suppliers of SynQuest that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. The term "Trade Secret" will not include any information which constitutes Confidential Information (as defined below in Section 12.4).

         Trade Secrets do not include information that Executive can show by competent proof (i) was known to Executive prior to disclosure by SynQuest;
(ii) was generally known to the public at the time SynQuest disclosed the information to Executive; (iii) became generally known to the public after disclosure to Executive by the SynQuest through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive.

                  12.3. Restrictions on Use and Disclosure of Trade Secrets. Executive must hold in confidence at all times after the date of this Agreement all Trade Secrets of SynQuest and must not disclose, publish or make use at any time after the date of this Agreement of Trade Secrets without the prior consent of SynQuest.

                  12.4. Confidential Information Defined. For purposes of this Agreement, "Confidential Information" means any data or information, other than Trade Secrets, which (i) is valuable to SynQuest, (ii) is not generally known or available to competitors of SynQuest, and (iii) is treated as confidential by SynQuest.

                  12.5. Use or Disclosure of Confidential Information. Executive agrees that during the term of Executive's employment by SynQuest, and for a period of two (2) years following termination of Executive's employment, Executive will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of SynQuest.

                  12.6. Screening of Public Releases of Information. In addition, and without any intention of limiting Executive's other obligations under this Agreement in any way, Executive


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should not, during Executive's employment, reveal any non-public information concerning the technology pertaining to the proprietary products and manufacturing processes of SynQuest (particularly technology under current development or improvement), unless Executive has obtained approval from SynQuest in advance. In that connection, Executive should submit to SynQuest for review any proposed scientific and technical articles and the text of any public speeches relating to work done for SynQuest before they are released or delivered. SynQuest has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose SynQuest's Trade Secrets or other Confidential Information or otherwise be contrary to SynQuest's business interests.

                  12.7. SynQuest's Rights Under Applicable Trade Secret Law. Nothing in this Agreement is intended to, nor will it, diminish the SynQuest's rights regarding the protection of SynQuest's trade secrets pursuant to applicable Georgia law.

         13. Return of Materials. Upon the request of SynQuest and, in any event, upon the termination of Executive's employment, Executive must return to SynQuest and leave at SynQuest's disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of SynQuest or Executive's specific duties for SynQuest, including all copies of such materials. Executive must also return to SynQuest and leave at SynQuest's disposal all materials involving any Trade Secrets of SynQuest. This Section 13 is intended to apply to all materials made or compiled by Executive, as well as to all materials furnished to Executive by anyone else in connection with Executive's employment.

         14. Non-interference with Personnel Relations. During Executive's employment with SynQuest and for a period of one (1) year afterwards, Executive will not knowingly solicit, entice or persuade any other Executives of SynQuest to leave the services of SynQuest for any reason.

         15.      Non-competition Agreement.

                  15.1. Definitions. For the purposes of this Section 15, the following definitions will apply:

                           (a)      "SynQuest Activities" means all activities
of the type conducted, authorized, offered, or provided by Executive within one
(1) year prior to termination of Executive's employment. For purposes of reference, such activities at the date of this Agreement include the business of producing, marketing, promoting and distributing computer software programs that have as their primary content manufacturing or supply chain management material. The term "SynQuest Activities" includes (without limitation) the production, marketing and distribution of computer software programs which compete directly with any of the computer software programs distributed by SynQuest as of the date of this Agreement or on the date of termination of Executive's employment.


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                           (b)      "Noncompete Period" or "Nonsolicitation
Period" means the period beginning on the date of this Agreement and ending on the later of (i) the second anniversary of the date of the Agreement, or (ii) one (1) year after the Termination Date. However, if SynQuest exercises its rights under Section 8.6 to extend the Noncompete Period and Nonsolicitation Period by paying Executive the Annual Payment, then the Noncompete Period and Nonsolicitation Period will be extended up to two (2) additional years (or such earlier date on which SynQuest is no longer making payments of the Additional Payments in accordance with Section 8.6).

                           (c)      "Territory" means any country throughout
the world where SynQuest is engaged in SynQuest Activities as of the Termination Date, including, without limitation, the United States of America, its territories and possessions.

                  15.2. Trade Name. Executive agrees that during the Noncompete Period, Executive must not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of SynQuest or name similar thereto without the prior written consent of SynQuest.

                  15.3.    Noncompetition.

                           (a)      Coverage. The parties acknowledge that
Executive will conduct SynQuest Activities throughout the Territory. Executive acknowledges that to protect adequately the interests of SynQuest in the business of SynQuest, it is essential that any noncompete covenant with respect thereto cover all SynQuest Activities and the entire Territory.

                           (b)      Covenant. Executive hereby agrees that
Executive must not, during the Noncompete Period, in any manner (other than as an Executive of or as a consultant to SynQuest), directly or by assisting others, conduct SynQuest Activities in the Territory. It is specifically understood and agreed that accepting employment with, or acting as a consultant to, any one of the following companies during the Noncompete Period would constitute a breach of this covenant: any company presently developing or marketing simulation and optimization technology based on genetic algorithms, neural networks, or related search techniques in the Territory, including Red Pepper Software, 12 Technologies, Numetrix, and Chesapeake Systems, or any other actual competitors of SynQuest where fifty percent (50%) or more of such competitor's revenues are derived from computer software programs which have as their primary content manufacturing or supply chain management material or business application software companies whose products compete directly with existing product lines of SynQuest, for whom simulation optimization technology would be a competitive addition for their solutions, such as American Software, Avalon Software, Manugistics, Inc., SAP, Baan, Computer Associates, SSA, J.D. Edwards, Marcam, Dun & Bradstreet Software, Ross Systems, and Effective Management Systems, Inc. (such companies are referred to as "Designated Competitors").

                           Notwithstanding this Section 15.3(b), Executive will
be permitted to (i) acquire up to five percent (5%) of any competitor of SynQuest whose common stock is publicly


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traded on a national securities exchange or in the over-the-counter market; or
(ii) own shares of stock of SynQuest.

                  15.4. Nonsolicitation. Executive hereby agree that Executive must not, during the Nonsolicitation Period, in any manner (other than as an Executive of or a consultant to SynQuest), directly or by assisting others:

                           (a)      solicit or attempt to solicit, any business
from any of SynQuest's customers, including actively sought prospective customers, with whom Executive had material contact during Executive's employment under for purposes of providing products or services that are competitive with those provided by SynQuest; or

                           (b)      solicit or attempt to solicit for
employment, on Executive's behalf or on behalf of any other person, firm or corporation, any other Executive of SynQuest or its affiliates with whom Executive had material contact during Executive's employment under this Agreement.

                  15.5. Severability. If a judicial determination is made that any of the provisions of this Section 15 constitute an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this
Section 15 may be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, Executive and SynQuest hereby agree that any judicial authority construing this Agreement may be empowered to sever any portion of the Territory, any prohibited business activity, or any time period from the coverage of this Section 15, and to apply the provisions of this
Section 15 to the remaining portion of the Territory, the remaining business activities, and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this
Section 15 is determined not to be specifically enforceable, SynQuest will nevertheless be entitled to recover monetary damages as a result of Executive's breach of such provision. The time period during which the prohibitions set forth in this Section 15 will apply may be tolled and suspended for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

                  15.6. Termination of Noncompete Obligations. Executive's obligations under Section 15.3 (Noncompetition) will terminate if SynQuest breaches any material payment obligation to Executive under this Agreement or under Article V (Put Right) of the Investor's Agreement, dated June 16, 1997, among Executive, SynQuest and Warburg, Pincus Investors L.P., and SynQuest fails to cure such breach within thirty (30) days following receipt by SynQuest of written notice of default by Executive.

         16.      Miscellaneous.

                  16.1. Survival of Terms; Injunction. The covenants in Sections 11 through 15 of this Agreement will survive the execution and delivery of this Agreement and the termination of Executive's employment, regardless of who causes the termination and under what circumstances the termination occurred. The covenants contained in Sections 11 through 15 are reasonably necessary to protect the legitimate business interests of SynQuest and will not create undue hardship for Executive in the event of termination of Executive's employment. Executive acknowledges that damages for the violation of any such covenants will not give full and sufficient relief to SynQuest. In the event of any violation of any such covenants, SynQuest will be entitled to injunctive relief against the continued violation thereof, in addition to any other rights which SynQuest may have by reason of such violation.

                  16.2. Related Parties; Non-assignability. This Agreement will be binding upon and inure to the benefit of and will be enforceable by, Executive and SynQuest, their respective heirs, executors, administrators, successors and assigns. In the event of any assignment of this Agreement by SynQuest, by operation of law or otherwise, SynQuest will remain primarily liable for SynQuest's obligations under this Agreement. This Agreement is not assignable by Executive, by operation of law or otherwise.

                  16.3. Choice of Law. This Agreement will be governed by and enforced under the laws of Georgia.

                  16.4. Notices. Every notice or other communication required or permitted to be given under this Agreement must be in writing and must be delivered by messenger, transmitted by facsimile, sent by next-day air courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           (a)      If to Executive:

                                    Paul S. Bender
                                    1801 Crystal Dr.
                                    Arlington, VA 22202
                                    Facsimile:

                           (b)      If to SynQuest:

                                    SynQuest, Inc.
                                    5555 Triangle Parkway, Suite 350
                                    Norcross, GA 30092
                                    Attention:  Board of Directors
                                    Facsimile:  (770) 447-4995

                  or to such other address as any party may have furnished to the other in writing in accordance with this Section. All such notices and communications will be deemed to have been duly given when delivered by hand, if personally delivered, when receipt is acknowledged if by facsimile, one (1) business day after being sent by next-day air courier, and two (2) business days after being deposited in the mail, postage prepaid, except that notices of change of address will be effective only upon receipt.

                  16.5. Modifications; Termination; Waiver. This Agreement may not be changed, terminated, modified or waived orally. Any change, termination or modification must be signed by Executive and SynQuest. Any waiver must be signed by the parties thereto and must be denominated as a waiver. No waiver by either party of any provision of this Agreement will constitute a waiver of such provision in any other instance or a waiver of any other provision.

                  16.6. Severability. The covenants in this Agreement will be construed as covenants independent of one another and as obligations distinct from any other contract between Executive and SynQuest. Any claim that Executive may have against SynQuest will not constitute a defense to enforcement of this Agreement by SynQuest.

                  16.7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained in this Agreement and supersedes any and all prior agreements and understandings with respect to the employment of Executive by SynQuest. To the extent any terms contained in this Agreement are in conflict with or are inconsistent with the terms of any other agreement to which Executive or Executive and SynQuest are parties, the terms of this Agreement will govern.

                  16.8. Headings. The section headings in this Agreement are for reference only and do not affect in any way the meaning or interpretation of this Agreement.

                  16.9. Construction of Agreement. No provision of this Agreement or any related document may be construed against or interpreted to the disadvantage of any party hereto by any court or other government or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

         The parties have caused this Agreement to be duly executed as of June 16, 1997.


                                             SynQuest:

                                             SYNQUEST, INC.


                                             By: /s/ Joseph Trino
                                                --------------------------------
                                                Name: Joseph Trino
                                                     ---------------------------
                                                Title: President
                                                      --------------------------



                                             Executive:

                                             /s/ Paul S. Bender
                                             -----------------------------------
                                             Paul S. Bender

                                  Attachment 1

                                  BCI Software


1.       PHYDIAS (PHYsical DIstribution Analysis System)
2.       ODAS (Optimum Demand Allocation System)
3.       SPADES (Statistical Projection and DElphi System)
4.       SATRAPS (SAles TRacking And Projection System)
5.       OVERS (Optimum VEhicle Routing System)
6.       VESPOS (VEhicle Stowage Planning Optimizer System)
7.       LOOPS (Linehaul Optimization & OPerating System)
8.       OASIS (Optimum Assignment System for International Shipping)
9.       CUSSEMS (CUstomer SErvice Management System)
10.      DEMPROS (DEMand PROcessing System)
11.      CAIMANS (Computer Aided Inventory MANagement System)
12.      TOPPS (Tactical Optimum Production Planning System)
13.      OOPSS (Optimum Operational Production Scheduling System)
14.      CAPCOS (Computer Aided Production COntrol System)
15.      LAOS (Logistic Asset Optimization System)
16.      PUMAS (PUrchasing MAnagement System)
17.      OPUSS (Optimum PUrchasing Strategy System)
18.      WARMANS (WARhouse MANagement System)
19.      OSLOS (Optimum Stock LOcator System)
20.      OMAHAS (Optimum Materials HAndling System)
21.      LOCUS (Load & Order Consolidation & Utilization System)
22.      CARMANS (CARier MANagement System)
23.      SALMANS (SALes MANagement System)
24.      PECOS (PErformance COntrol System)
25.      PAPOS (PAper Production Optimization System)
26.      TRIOS (TRIm Optimization System)
27.      SOAPS (Strategic Optimization And Planning System)


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